UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 18, 2008

MutualFirst Financial, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-27905	35-2085640
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 E. Charles Street Muncie, Indiana		47305-2419
(Address of Principal Executive Offices)		(Zip Code)

(765) 747-2800
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets

             On July 18, 2008, the merger (the "Merger") of MFB Corp. ("MFB") with and into MutualFirst Acquisition, LLC ("Acquisition LLC"), a wholly owned subsidiary of MutualFirst Financial, Inc. ("MutualFirst"), was completed. Immediately following the Merger, MFB's subsidiary bank, MFB Financial, was merged with and into MutualFirst's subsidiary bank, Mutual Bank (the "Bank Merger"). In accordance with the Agreement and Plan of Merger, dated as of January 7, 2008 (the "Merger Agreement"), by and among MutualFirst, Acquisition LLC and MFB, MutualFirst will issue an aggregate of 2.9 million shares of its common stock and pay approximately $11.5 million in cash to MFB stockholders in the transaction. MutualFirst has also assumed 114,500 MFB stock options, which have converted into approximately 296,555 MutualFirst stock options with a weighted average exercise price of $9.90 per share.

             Pursuant to the Merger Agreement, the stockholders of MFB were entitled to elect to receive, for each share of MFB common stock that they owned immediately prior to the Merger, either 2.59 shares of MutualFirst common stock, with cash paid in lieu of fractional share interests (the "stock consideration"), or $41.00 in cash (the "cash consideration"). As a result of the cash consideration being oversubscribed for by MFB stockholders, (i) those MFB stockholders who made valid elections to receive the stock consideration, and those MFB stockholders who did not make valid elections, are receiving the stock consideration, and (ii) those MFB stockholders who made valid elections for the cash consideration are receiving the cash consideration for 25.1417% of their cash election shares and the stock consideration for the remaining 74.8583% of their cash election shares. Fractional shares otherwise issuable as part of the stock consideration will be paid in cash in an amount equal to $9.604 times the share fraction.

             The press release issued by MutualFirst announcing the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

             Effective upon completion of the Merger, the previously reported appointments of Charles J. Viater, Michael J. Marien, Jonathan E. Kintner and Edward C. Levy as directors of MutualFirst took effect, and effective upon completion of the Bank Merger, the previously reported appointments of Messrs. Viater, Marien, Kintner and Levy as directors of Mutual Bank took effect. The committees of the MutualFirst board of directors to which Messrs. Viater, Marien, Kintner and Levy will be appointed have not yet been determined.

             On January 7, 2008, concurrent with the execution of the Merger Agreement, MutualFirst and Mutual Bank entered into an employment agreement with Mr. Viater that became effective upon completion of the Merger. The employment agreement provides for Mr. Viater to serve as Regional President of Mutual Bank and Senior Vice President of MutualFirst for a three-year term, extendable for one year by Mutual Bank on each anniversary of the effective date of the employment agreement. Upon completion of the Merger, Mutual Bank assumed the terms of the salary continuation agreement between MFB Financial and Mr. Viater. Descriptions of Mr. Viater's employment and salary continuation agreements are contained under the headings "The Merger--Interests of MFB Executive Officers and Directors in the Merger-Employment Agreement between

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Charles J. Viater and MutualFirst and Mutual Federal Savings Bank" and "-Assumption of Salary Continuation Agreement between MFB Financial and Charles J. Viater" in the joint proxy statement-prospectus of MutualFirst and MFB included in Amendment No. 1 to the Registration Statement on Form S-4 filed by MutualFirst with the Securities and Exchange Commission on April 25, 2008 (File No. 333-150138). Such descriptions are incorporated herein by reference. Upon completion of the Merger, Mutual Bank also assumed the director fee continuation agreements between each of Messrs. Viater, Marien, Kintner and Levy and MFB Financial. A description of the director fee continuation agreements is contained in the joint proxy statement-prospectus under the heading "The Merger--Interests of MFB Executive Officers and Directors in the Merger-Director Fee Continuation Agreements" and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired The consolidated financial statements of MFB required by this Item will be filed in an amendment to this report no later than October 3, 2008.

(b)	Pro Forma Financial Information The pro forma financial information required by this Item will be filed in an amendment to this report no later than October 3, 2008.

(d)	Exhibits

	2.1	Agreement and Plan of Merger, dated as of January 7, 2008, by and among MutualFirst Financial, Inc. ("MutualFirst"), MutualFirst Acquisition, LLC, a wholly owned subsidiary of MutualFirst and successor by conversion to MutualFirst Acquisition Corp., and MFB Corp. ("MFB") (incorporated herein by reference from Appendix A to the joint proxy statement-prospectus of MutualFirst and MFB included in Amendment No. 1 to the Registration Statement on Form S-4 filed by MutualFirst with the Securities and Exchange Commission on April 25, 2008 (File No. 333-150138)

	99.1	Press Release issued by MutualFirst on July 18, 2008

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SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2008	MUTUALFIRST FINANCIAL, INC.

	By:	/s/ David W. Heeter David W. Heeter President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 7, 2008, by and among MutualFirst Financial, Inc. ("MutualFirst"), MutualFirst Acquisition, LLC, a wholly owned subsidiary of MutualFirst and successor by conversion to MutualFirst Acquisition Corp., and MFB Corp. ("MFB") (incorporated herein by reference from Appendix A to the joint proxy statement-prospectus of MutualFirst and MFB included in Amendment No. 1 to the Registration Statement on Form S-4 filed by MutualFirst with the Securities and Exchange Commission on April 25, 2008 (File No. 333-150138)

99.1	Press Release issued by MutualFirst on July 18, 2008

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